Exhibit 4.31
Translation
Supplementary Agreement to the Loan Agreement
     THIS Supplementary Agreement (“this Agreement”) is entered into by the parties below in Beijing on November 28, 2008:

Party A:	AirMedia Technology (Beijing) Co., Ltd.
Registered address: Room 3088, Building 1, No. 2 of Hengfu Zhongjie, Science Town, Fengtai District, Beijing

Party B:	Guo Man
ID No.: 110102196305041171
WHEREAS,
1.	Party A is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”);
2.	Party A entered into a Loan Agreement (the “Original Agreement”) on June 14, 2007 with Party B, Xu Qing, Wang Zhenyu, Zhang Xiaoya, by which Party A offered a loan of RMB1,620,000 to Party B, Xu Qing, Wang Zhenyu and Zhang Xiaoya for their investment in the equity of Beijing AirMedia Advertising Co., Ltd. (“AMAD”). After the aforesaid investment, Party B, Xu Qing, Wang Zhenyu and Zhang Xiaoya respectively holds 1.615%, 0.241%, 1.218% and 0.166% of the equity of AMAD.
3.	Party A agrees to offer Party B a second loan of RMB609,120 for his purpose of acquiring the 1.218% equity interests of AMAD held by Wang Zhenyu, a shareholder of AMAD.
NOW THEREFORE, through friendly negotiations, both parties hereby agree as follows:
1.	Party A shall provide Party B an interest-free loan of RMB609,120, apart from the loan offered by the Original Agreement. Party B agrees to accept the aforesaid loan.
2.	Party B hereby confirms that the aforesaid loan has been duly received and has been used to acquire the equity of AMAD held by Wang Zhenyu. After the acquisition, Party B holds 2.833% of the equity of AMAD.
3.	Party B shall perform the borrowers’ obligations in the Original Agreement with respect to the loan offered by Party A in this Agreement.
4.	The remaining terms in the Original Agreement shall remain unchanged. This Agreement is a supplementary agreement to the Original Agreement, and shall have the same legal effect as the Original Agreement. For any inconsistencies between this Agreement and the Original Agreement, this Agreement prevails. The Original Agreement shall prevail for any matters not provided for by this Agreement.

5.	This Agreement shall become effective from the date of signing or the imprinting of seals by both parties. This Agreement is executed in four originals, with each party hereto holding two originals. All originals have the same legal effect.
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Party A: AirMedia Technology (Beijing) Co., Ltd. (seal of AirMedia Technology (Beijing) Co., Ltd.)
Party B: Guo Man
              /s/ Guo Man

LOAN AGREEMENT
     THIS LOAN AGREEMENT (“this Agreement”) is entered into by the parties below in Beijing on June 14, 2007:

Party A:	AirMedia Technology (Beijing) Co., Ltd.
Registered address: Room 3088, Building 1, No. 2 OF Hengfu Zhongjie, Science Town, Fengtai District, Beijing

Party B:	Xu Qing
ID No.: 11010119610220531X

Party C:	Guo Man
ID No.: 110102196305041171

Party D:	Wang Zhenyu
ID No.: 410103196311087018

Party E:	Zhang Xiaoya
ID No.: 130104196210091519
WHEREAS,
1.	Party A is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”);
2.	Party B, Party C Party D and Party E are PRC citizens and Party B holds 1.21% of the equity of Beijing AirMedia Advertising Co., Ltd. (“AMAD”), Party C holds 8.07% of the equity of AMAD, Party D holds 6.09% of the equity of AMAD and Party E holds 0.83% of the equity of AMAD; (separately or together as “Target Equity”)
3.	Party A undertook to provide Party B, Party C, Party D and Party E (separately or together as the “Borrower”) on October 22, 2005 a sum of RMB1,620,000 as interest-free loan for the Borrower to purchase the equity of AMAD.
NOW THEREFORE, through friendly negotiations, the parties hereby agree as follows:
1.	Party A lent to the Borrower an interest-free loan of a total of RMB1, 620,000, which includes the loan of RMB120,690 to Party B, the loan of RMB 807,246 to Party C, the loan of RMB 60,912 to Party D and the loan of RMB 82,944 to Party E (each of the aforesaid loans, or together, “Loan”); the Borrower agrees to accept the aforesaid Loan.
2.	The Borrower hereby confirms that the aforesaid Loan should be used for the purchase of the equity of AMAD.
3.	The loan term under this Agreement starts from the date when the Borrower receives the Loan until ten (10) years after signing of this Agreement and may be extended subject to the mutual agreement between the parties. During the loan term or any extension thereof, Party A may inform the Borrower in writing that all or part of the Loan under this Agreement is due and payable immediately and request the Borrower to repay the Loan in the manner as specified herein if:
(1)	The Borrower resigns from or is dismissed by Party A or any of its affiliates;

(2)	The Borrower dies or loses its civil capacity or with limited capacity for civil conduct;

(3)	The Borrower commits a crime or is involved in a crime;

(4)	Any other third party claims more than RMB100,000 against the Borrower; or

(5)	To the extent permitted by PRC laws, Party A or its designated person may invest in the advertising agency and distribution businesses that AMAD is engaged in. Party A may also give the Borrower a written notice about purchasing the Borrower’s equity in AMAD according to the provisions of the “Call Option Agreement” as set forth in Article 4 below to exercise its call option.
4.	The parties hereby agree and acknowledge that, to the extent permitted by PRC laws, Party A shall be entitled but not obliged to, at any time, purchase, or designate other person (including natural person, legal person or any other entity), to purchase all or part of the equity held by Party B and/or Party C and/or Party D and/or Party E in AMAD (the “Call Option”), provided, however, that Party A shall give a written notice about equity purchase to Party B, Party C Party D and Party E. When Party A exercise the Call Option, the purchase price of the Target Equity (“Equity Price”) shall be the lowest price permitted by the then applicable PRC laws, unless the Target Equity shall be valued or the Equity Price is otherwise specified restrictively by the then applicable PRC laws. The parties agree to execute the “Call Option Agreement” with respect thereto.
5.	The parties hereby agree and acknowledge that Party B and/or Party C and/or Party D and/or Party E shall repay the Loan only in the manner as given below: when the Loan is due, at Party A’s written request, if permitted by PRC laws, the Borrower or any of its successors, assignees shall transfer its equity in AMAD to Party A or its designee and use the proceeds from such equity transfer to repay the Loan under this Agreement.
6.	The parties hereby agree and acknowledge that, except as otherwise provided herein, the Loan under this Agreement shall be interest-free. However, when the Loan is due and the Borrower needs to transfer its equity hereof to Party A or its designee, if the actual equity transfer price is higher than the Borrower’s loan principal due to legal requirements or other causes, the excess shall be deemed as the loan interest or fund utilization costs to the extent permitted by PRC laws, and be paid to Party A together with the loan principal.
7.	The parties hereby agree and acknowledge that the Borrower’s obligations under this Agreement are deemed to be fully performed only if all the following requirements are met:

(1)	The Borrower has transferred all its equity in AMAD to Party A and/its designee; and

(2)	The Borrower has paid to Party A as loan repayment all proceeds from equity transfer.
8.	Party A hereby represents and warrants to the Borrower that, as of the execution date of this Agreement:
(1)	Party A is a wholly foreign-owned enterprise incorporated and validly existing under PRC laws;

(2)	Party A has the authority to execute and perform this Agreement. The execution and performance by Party A of this Agreement comply with its business scope, articles of association or other organizational documents and Party A has obtained all the necessary and appropriate approvals and authorizations with respect to the execution and performance of this Agreement;

(3)	The loan principal offered to the Borrower is legally own by Party A;

(4)	The execution and performance of this Agreement by Party A do not violate any laws, regulations, government approvals, authorizations, notices or other government documents binding upon or influencing it, any agreement signed by it with any third party or any undertaking made by it to any third party; and

(5)	Once executed, this Agreement shall constitute a legal, valid and binding obligation of Party A, enforceable against Party A in accordance with its provisions.
9.	The Borrower hereby represents and warrants to Party A that, from the execution date of this Agreement until this Agreement terminates:
(1)	AMAD is a limited liability company incorporated and validly existing under PRC laws and the Borrower legally owns the equity of AMAD.

(2)	The Borrower has the authority to execute and perform this Agreement. The execution and performance by the Borrower of this Agreement comply with the articles of association or other organizational documents of AMAD and the Borrower has obtained all necessary and appropriate approvals and authorizations with respect to the execution and performance of this Agreement;

(3)	The execution and performance of this Agreement by the Borrower do not violate any laws, regulations, government approvals, authorizations, notices or other government documents binding upon or influencing it, any agreement signed by it with any third party or any undertaking made by it to any third party;

(4)	Once executed, this Agreement shall constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its provisions;

(5)	The registered capital of AMAD has been paid up by the Borrower and AMAD has obtained capital verification report issued by a qualified accounting firm;

(6)	Except the provisions stipulated in Equity Pledge Agreement and Call Option Agreement as of June 14, 2007, the Borrower has not mortgaged, pledged or otherwise encumbered its equity in AMAD, solicited an offer about the transfer of such equity to any third party, made any commitment about the offer of any third party to purchase such equity, or executed any agreement with any third party to transfer such equity;

(7)	There are no actual or threatened disputes, litigations, arbitrations, administrative proceedings or other legal proceedings in connection with the Borrower’s equity in AMAD; and

(8)	AMAD has completed all government approvals, authorizations, licenses, registrations, filing and other procedures necessary to carry out the business activities within its business scope and to possess its assets.
10.	The Borrower covenants that it shall, during the term of this Agreement,
(1)	Without Party A’s prior written consent, not sell, transfer, mortgage or otherwise dispose of or allow any other security interest to be created on its equity or other interests in AMAD, except the equity pledge and other rights set for the benefit of Party A in the Equity Pledge Agreement as of June 14, 2007;

(2)	Without Party A’s prior written consent, not cause the shareholders’ meeting of AMAD to adopt a resolution on selling, transferring, mortgaging or otherwise disposing of, or allow any other security interest to be created on, its legal or beneficial interest in AMAD, except to Party A and its designee;

(3)	Without Party A’s prior written consent, not vote for, support or sign at the shareholders’ meeting of AMAD any resolution approving AMAD to be merged or consolidated with, acquire or invest in any person;

(4)	Promptly inform Party A of any litigation, arbitration or administrative proceedings pending or threatened against the Borrower’s equity in AMAD;

(5)	Execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate lawsuits or make all necessary and appropriate defenses against all claims in order to maintain its equity in AMAD;

(6)	Not do any act and/or omission that may materially affect the assets, business and liabilities of AMAD without Party A’s prior written consent;

(7)	At Party A’s request, appoint any person nominated by Party A as the director of AMAD;

(8)	When Party A exercises its Call Option, transfer all of the Borrower’s equity in AMAD promptly and unconditionally to Party A and/or its designee to the extent permitted by PRC laws;

(9)	Not request AMAD to distribute dividends or profits to it;

(10)	In case its equity in AMAD is transferred to Party A or its designee, the Borrower will pay all equity transfer proceeds to Party A as the loan principal and loan interests or fund utilization costs to the extent permitted by PRC laws; and

(11)	Comply strictly with the provisions of this Agreement, fully perform its obligations under this Agreement and not do any act or omission that affects or impairs the validity and enforceability of this Agreement.
11.	Within the term of this Agreement, the Borrower undertakes that it will, in the capacity of the shareholder of the AMAD, cause AMAD:
(1)	Not to supplement, amend or modify its articles of association in any way, or to increase or decrease its registered capital, or to change its capital structure in any way without Party A’s prior written consent;

(2)	To maintain and operate its business and deal with matters prudently and effectively, in coherence with good financial and business rules and practices;

(3)	Not to sell, transfer, mortgage or otherwise dispose of, or cause any other security interest to be created on, any of its assets, business or the beneficial or legal interests of its income at any time after the signing of this Agreement without Party A’s prior written consent;

(4)	Not to create, succeed, guarantee or permit any liability, without Party A’s prior written consent, except (i) the liability arising from the normal course of business, but not arising from loans; and (ii) the liability reported to Party A and approved by Party A in writing;

(5)	To operate persistently all the business in the normal course of business to maintain the value of its assets;

(6)	Not to execute any material contracts (a contract will be deemed material if its value exceeds RMB 100,000), without Party A’s prior written consent, other than those executed during the normal course of business;

(7)	To provide information concerning all of its operations and financial performance at Party A’s request;

(8)	Not to be merged or consolidated with, acquire or invest in, any other person without Party A’s prior written consent;

(9)	Not to amend the articles of association of the Borrower (if any) in any way;

(10)	Not to distribute dividends to its shareholders in any way without Party A’s prior written consent. However, AMAD shall promptly distribute all its distributable profits to Party A’s shareholders upon Party A’s request;

(11)	To inform promptly Party A of any pending or threatened suit, arbitration or administrative proceedings concerning its assets, business or income;

(12)	To execute all necessary or appropriate documents, to take all necessary or appropriate actions and to bring all necessary or appropriate lawsuits or to make all necessary and appropriate defenses against all claims in order to maintain the ownership over all its assets;

(13)	To comply strictly with the terms of Technology Support and Service Agreement, Technology Development Agreement Equity Pledge Agreement and Call Option Agreement as of June 14, 2007, and any other agreements executed by it with Party A from time to time, to perform its obligations under aforesaid agreements, and not to do any act or omission that affects the validity and enforceability of such agreements;
12.	This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assignees. Without prior written approval of Party A, the Borrower shall not transfer, pledge or otherwise assign any of its rights, benefits or obligations under this Agreement.
13.	The Borrower hereby agrees that Party A may assign its rights and duties under this Agreement to a third party without requiring the Borrower’s consent, but such transfer shall be notified in writing to the Borrower.
14.	The formation, validity, interpretation, performance, amendment and termination of and resolution of disputes in connection with this Agreement shall be governed by PRC laws.
15.	Arbitration.
(1)	Any dispute, controversy or claim arising from the interpretation or performance in connection with this Agreement (including any question regarding its existence, validity or termination) shall be settled by the parties through friendly consultations. In case no settlement can be reached within thirty (30) days after one party makes a request for settlement, either party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its rules. The arbitration award shall be final and binding upon the parties.

(2)	The seat of arbitration should be Beijing.

(3)	The language of arbitration proceedings shall be Chinese.
16.	This Agreement shall be formed on its signing date. The parties agree and acknowledge that the terms and conditions of this Agreement shall be effective as of October 22, 2005, the date on which Party A granted the Loan to Party B, until the parties have performed their obligations under this Agreement.

17.	The Borrower cannot terminate or revoke this Agreement unless (a) Party A commits a gross negligence, fraud or other material illegal acts; or (b) Party A goes bankrupt.
18.	This Agreement may not be amended or modified except with a mutual agreement reached by the parties. In case of anything not covered herein, the parties may sign a written supplementary agreement. Any amendment, modification, supplement or annex to this Agreement shall form an integral part of this Agreement.
19.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral discussions or written agreements reached by the parties with respect to the subject matter hereof.
20.	This Agreement is severable. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall not affect the validity and enforceability of the remainder of this Agreement.
21.	Each party hereto should keep in strict confidence the information concerning the other party’s business, operation, financial performance or other confidential data obtained under this Agreement or during the performance of this Agreement.
22.	Any obligation accrued before the expiration or premature termination of this Agreement shall survive such expiration or premature termination. Articles 14, 15 and 21 shall survive the termination of this Agreement.
23.	This Agreement is executed in ten originals, with each party hereto holding two originals. All originals have the same legal effect.
IN WITNESS WHEREOF, each party has caused this Agreement to be executed by itself or its legal representative or authorized representative as of the day and year as first above written.
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[Signing Page]
Party A: AirMedia Technology (Beijing) Co., Ltd.
Legal Representative
Authorized Representative: /s/ Guo Man
Common seal: AirMedia Technology (Beijing) Co., Ltd.
Party B: Xu Qing
Signature: /s/ Xu Qing
Party C: Guo Man
Signature: /s/ Guo Man
Party D: Wang Zhenyu
Signature: /s/ Wang Zhenyu
Party E: Zhang Xiaoya
Signature: /s/ Zhang Xiaoya